CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated September 21, 2012, relating to the financial statements and financial highlights which appear in the July 31, 2012 Annual Report to Shareholders of Columbia Large Cap Growth Fund and Columbia Oregon Intermediate Municipal Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

November 6, 2012